Exhibits 5.1 and 23.1

OPINION AND CONSENT OF DAVIS POLK AND WARDWELL LLP

June 30, 2010

Synutra International, Inc.
2275 Research Blvd., Suite 500
Rockville, Maryland 20850

Ladies and Gentlemen:

We have acted as counsel for Synutra International, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-163677) and Amendment No. 1 thereto filed with the Securities and Exchange Commission (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 3,795,000 shares of common stock, par value $ 0.0001 per share (the “Common Stock”) of the Company.

We, as your counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.  Based upon the foregoing, we are of the opinion that when the shares of Common Stock are issued and delivered in accordance with the Underwriting Agreement dated June 25, 2010 made by and between the Company and the several underwriters named therein, such shares of Common Stock will be validly issued, fully-paid and non-assessable.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is rendered solely to you in connection with the above matter.  This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,

/s/ Davis Polk & Wardwell LLP